                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 5)*

                        TEXAS REGIONAL BANCSHARES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   882673106
                  ------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Schedule is filed pursuant to Rule 13d-1(b).


SEC 1745 (2/92)                Page 1 of 7 pages

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  CUSIP No. 882673106                13G                   Page 2 of 7 Pages
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------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Wanger Asset Management, L.P. 36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            892,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            892,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        892,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable                                               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        6.2%

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      TYPE OF REPORTING PERSON*
12
        IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP No. 882673106                13G                   Page 3 of 7 Pages
-----------------------                                  ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            892,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            892,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        892,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable                                               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        6.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

                    TEXAS REGIONAL BANCSHARES, INC.

Item 1(b)  Address of Issuer's Principal Executive Offices:

                    PO BOX 5910
                    3900 North 10th Street, 11th Floor
                    McAllen, TX 78502

Item 2(a)  Name of Person Filing:

                    Wanger Asset Management, L.P. ("WAM")
                    Wanger Asset Management Ltd., the general partner of WAM
                      ("WAM LTD.")

Item 2(b)  Address of Principal Business Office:

                    WAM and WAM LTD. are each located at:

                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois  60606

Item 2(c)  Citizenship:

                    WAM is a Delaware limited partnership; and WAM LTD. is a Delaware corporation.

Item 2(d)  Title of Class of Securities:

                    Common Stock

Item 2(e)  CUSIP Number:

                    882673106

Item 3     Type of Person:

                    (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; and WAM LTD. is the General Partner of the Investment Adviser.

                               Page 4 of 7 Pages

Item 4     Ownership (at December 31, 1999):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    892,000

               (b)  Percent of class:

                    6.2%

               (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote: none
                         (ii)  shared power to vote or to direct the vote:
                               892,000
                         (iii) sole power to dispose or to direct the
                               disposition of:  none
                         (iv) shared power to dispose or to direct disposition of: 892,000

Item 5     Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8     Identification and Classification of Members of the Group:

               Not Applicable

Item 9     Notice of Dissolution of Group:

               Not Applicable

                               Page 5 of 7 Pages

Item 10   Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 7 Pages

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 WANGER ASSET MANAGEMENT, LTD.
                                   for itself and as general partner of
                                   WANGER ASSET MANAGEMENT, L.P.

                                 By:   /s/ Bruce H. Lauer
                                      ---------------------------------
                                           Bruce H. Lauer
                                           Vice President

                               Page 7 of 7 Pages